For Immediate Release	Contact: Anne-Marie Hess
Date: October 25, 2007	Phone: (609) 951-6842
E-mail: ahess@pharmanet.com
PHARMANET DEVELOPMENT GROUP, INC. ANNOUNCES
BOARD AND PERSONNEL CHANGES
Princeton, NJ — October 25, 2007 — PharmaNet Development Group, Inc. (NASDAQ: PDGI) (the “Company”), today announced that on October 22, 2007 Jack Levine, resigned as chairman and member of the board of directors and David Lucking resigned as a member of the board of directors. As a result, the board of directors has appointed Peter Tombros, currently an independent member of the board, as chairman.
In addition, David Natan, executive vice president of reporting and analysis and chief accounting officer, and the Company agreed to a mutual separation. Mr. Natan’s severance agreement is currently being negotiated by the Company. The material terms of his severance, which are otherwise required pursuant to his current employment agreement, were approved by the independent members of the board of directors on October 24, 2007. The final severance agreement will be filed as an exhibit to a Form 8-K or the Company’s next periodic report, if and when executed.
John P. Hamill, executive vice president and chief financial officer, will fulfill the role of principal accounting officer in addition to his current role as principal financial officer.
Additional details regarding the foregoing are disclosed on the Company’s Form 8-K filed today.
About PharmaNet Development Group, Inc.
PharmaNet Development Group, Inc., a global drug development services company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug, and medical device industries. The Company offers clinical-development solutions including early and late stage consulting services, Phase l clinical studies and bioanalytical analyses, and Phase Il, III and IV clinical development programs. With approximately 2,400 employees and more than 40 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.
Forward-Looking Statements
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Additionally, words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; the Company’s ability to determine its impairment charges and costs of discontinued operations; whether the Company will achieve its estimated value relating to discontinued operations; developments with respect to the SEC’s inquiry and securities class action lawsuits and derivative lawsuits; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in
PharmaNet Development Group, Inc.  504 Carnegie Center  Princeton, NJ 08540

attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients’ ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; the Company’s assessment of its effective tax rate and tax allowance; the Company’s financial guidance; the Company’s future effective tax rate; the Company’s anticipated capital expenditures; the Company’s costs associated with compliance of Section 404 of the Sarbanes-Oxley Act; the impact on the Company of foreign currency transaction costs and the effectiveness of any hedging strategies it implements; and the national and international economic climate as it affects drug development operations.
Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and its most recent Quarterly Report on Form 10-Q. The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.
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PharmaNet Development Group, Inc.  504 Carnegie Center  Princeton, NJ 08540